Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

GERMANTOWN, MD, May 9, 2019 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the design, development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the quarter ended March 31, 2019.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	First quarter 2019 revenue of $3.4 million
•	Launched Eversense Bridge Patient Access Program to expand Eversense access for patients across the U.S.
•	Received positive coverage decision for Eversense from Techniker, the largest payor in Germany covering over 10 million lives
•	Initiated Eversense CGM data integration with the Glooko platform to provide patients and providers insights and actions for diabetes management based on personal glucose profiles

“We are pleased with our progress this year, which is marked by growing interest and support of Eversense from users, prescribers and payors,” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “We are seeing meaningful growth in both covered lives and new users through our European partners. In the U.S., the launch of the Eversense Bridge Patient Access Program is simplifying the reimbursement process for new patients and supporting their ability to act on the interest we see across patients and providers. It is also enabling additional opportunities to get in front of the largest national payors. Through constructive experiences with these payors, we believe that we will obtain additional positive coverage decisions in the future. We are looking forward to building on this momentum.”

FIRST QUARTER 2019 RESULTS:

Revenue was $3.4 million for the first quarter of 2019 including adjustments for the bridge program, compared to $2.9 million for the first quarter of 2018.

First quarter 2019 gross profit decreased by $2.9 million year-over year, to ($3.3) million. The decrease in gross profit was associated with one-time component obsolescence due to product upgrades and product expiry due to the timing of the extension of the company’s distribution agreement with Roche.

First quarter 2019 sales and marketing expenses increased $9.4 million year-over year, to $12.8 million. The increase in sales and marketing expenses was primarily driven by the build out of the U.S. salesforce.

First quarter 2019 research and development expenses decreased $1.0 million year-over-year, to $7.1 million. The decrease in research and development expenses was primarily driven by the completion of all activities associated with the U.S. PMA Panel meeting for Eversense.

First quarter 2019 general and administrative expenses increased $2.5 million, year-over-year, to $6.5 million. The increase in general and administrative expenses was primarily driven by an increase in compensation, legal and other administrative expenses associated with supporting operational growth.

Net loss was $29.4 million, or $0.17 per share, in the first quarter of 2019, compared to $22.3 million, or $0.16 per share, in the first quarter of 2018.

As of March 31, 2019, cash and cash equivalents were $103.7 million and outstanding indebtedness was $65.2 million.

2019 Financial Outlook

Revenue for full year 2019 is expected to be in the range of $25 to $30 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 9, 2019, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: 888-378-4398 Entry Number: 756769 International dial in: 786-789-4775	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformative glucose monitoring products designed to help people with diabetes confidently live their lives with ease. From its inception, Senseonics has been advancing the integration of novel, fluorescence sensor technology with smart wearable devices. The Eversense® CGM System received PMA approval from the FDA for up to 90 days of continuous use and is available in the United States. The Eversense® XL CGM System received CE mark for up to 180 days of continuous use and is available in Europe. For more information on Senseonics, please visit www.senseonics.com.

FORWARD LOOKING STATEMENTS

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential additional positive coverage decisions, the potential commercialization of Eversense in additional markets, Senseonics’ projected revenue for full year 2019, the ongoing commercialization of Eversense in the U.S. and Eversense XL in Europe, growing patient and clinician demand for Eversense, and the potential life-enhancing benefits Eversense offers people with diabetes, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product,  and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2018, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended March  31, 2019, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-

looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT Lynn Lewis or Philip Taylor Investor Relations 415-937-5406 Investors@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2019	2018

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103,675	$136,793
Accounts receivable (primarily from a related party)	2,367	7,097
Inventory, net	14,370	10,231
Prepaid expenses and other current assets	4,698	3,985
Total current assets	125,110	158,106

Deposits and other assets	114	117
Property and equipment, net	2,046	1,750
Right of use asset, building	2,131	—
Total assets	$129,401	$159,973

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,274	$4,407
Accrued expenses and other current liabilities	13,754	13,851
Right of use liability, building, current portion	431	—
Deferred revenue	—	628
Term Loans, current portion	10,000	10,000
Total current liabilities	27,459	28,886

Term Loans, net of discount and current portion	2,347	4,783
2023 Notes, net of discount	36,949	36,103
Derivative liability	15,019	17,091
Term Loans, accrued interest	1,892	1,764
Right of use liability, building, net of current portion	1,791	—
Other liabilities	—	85
Total liabilities	85,457	88,712

Stockholders’ equity:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 176,958,487 and 176,918,381 shares issued and outstanding as of March 31, 2019 and December 31, 2018	177	177
Additional paid-in capital	430,926	428,878
Accumulated deficit	(387,159)	(357,794)
Total stockholders' equity	43,944	71,261
Total liabilities and stockholders’ equity	$129,401	$159,973

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenue, primarily from a related party	$3,423	$2,946
Cost of sales	6,733	3,308
Gross profit	(3,310)	(362)

Expenses:
Sales and marketing expenses	12,834	3,441
Research and development expenses	7,108	8,113
General and administrative expenses	6,516	4,011
Operating loss	(29,768)	(15,927)
Other income (expense), net:
Interest income	627	184
Interest expense	(2,034)	(1,771)
Change in fair value of derivative liability	2,072	(4,847)
Other (expense) income	(262)	88
Total other income (expense), net	403	(6,346)

Net loss	(29,365)	(22,273)
Total comprehensive loss	$(29,365)	$(22,273)

Basic and diluted net loss per common share	$(0.17)	$(0.16)
Basic and diluted weighted-average shares outstanding	176,954,116	137,069,008